SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 1, 2012

Europa Acquisition VII, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-54216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hangkonglu, Xiangfengzhen, Laifengxian, Hubei China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 718 628 8576

100 Europa Drive, Suite 455 Chapel Hill, North Carolina 27517
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 1, 2012, Europa Acquisition VII (the “Company”), Peter Reichard, and Peter Coker (each a “Seller” and collectively, the “Sellers”) signed a purchase agreement (the “Stock Purchase Agreement”) with Wenping Luo (the “Purchaser” and together with the Company and the Sellers, the “Parties”), whereby the Purchaser purchased 100,000 shares of the Company’s common stock, which represents 100% of the issued and outstanding common shares of the Company for $25,000 (the “Purchase Price”). The Purchase Price was transferred to the Sellers on February 2, 2012 (the “Closing Date”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Concurrently with the closing of the Stock Purchase Agreement, Peter Coker resigned from his positions as the Company’s President and Director of the Company and Wenping Luo was appointed the Company’s President, CEO, and sole Director. The following is certain biographical and other information regarding the newly appointed officer and director:

Wenping Luo – President, CEO, Director

Wenping Luo has over 20 years of experience in business development, marketing, and enterprise building. Mr. Luo has been the founder and chairman of Anpulo Food Development Co., Ltd. since 2005. Anpulo Food Development Company engages in the processing and distribution of meat and food products in the People's Republic of China. Between 1998 and 2005, Mr. Luo was the chairman of Yunxin Auto Service Co., Ltd. Mr. Luo received his college degree from Wuhan University.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which Peter Reichard is a party in connection with his appointments as an officer or director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Europa Acquisition VII, Inc., Peter Reichard, Peter Coker, and Wenping Luo entered into on February 1, 2012.
10.2	Officer and Director resignation letter of Peter Coker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Europa Acquisition VII, Inc.

By:	/s/ Wenping Luo
Name :	Wenping Luo
Title :	President, Chief Executive Officer

Dated: February 7, 2011